EXHIBIT 99.1

NGL Energy Partners LP Announces Second Quarter Fiscal 2017 Results

•	Revenue for the second quarter of Fiscal 2017 totaled $3.05 billion; Operating loss of $35.8 million, compared to operating income of $18.3 million during the second quarter of Fiscal 2016

•	Adjusted EBITDA for the second quarter of Fiscal 2017 was $75.4 million, compared to Adjusted EBITDA of $67.6 million for the second quarter of Fiscal 2016

•	Distributable Cash Flow for the second quarter of Fiscal 2017 was $39.3 million

•	Grand Mesa Pipeline is fully operational as of November 1, 2016

•
Growth capital expenditures and other investments totaled approximately $150 million during the second quarter including expenditures on Grand Mesa Pipeline and the acquisition of additional salt water disposal assets and retail propane businesses

•	Issued $700.0 million of 7.50% Senior Notes due 2023 in October 2016

•	Fiscal 2017 Adjusted EBITDA target updated to $485 million - $500 million

TULSA, Okla.--(BUSINESS WIRE)--November 4, 2016--NGL Energy Partners LP (NYSE:NGL) (“NGL” or the “Partnership”) today reported an operating loss for the quarter ended September 30, 2016 of $35.8 million compared to operating income of $18.3 million in the same quarter last year, which included $5.5 million of operating income from our consolidation of TransMontaigne Partners L.P., which was divested in early 2016. Net loss for the quarter was $66.7 million compared to a net loss of $6.1 million during the same quarter last year. Adjusted EBITDA was $75.4 million for the quarter ended September 30, 2016, an 11.5% year over year increase when compared to Adjusted EBITDA of $67.6 million during the quarter ended September 30, 2015. Distributable Cash Flow was $39.3 million for the quarter ended September 30, 2016, compared to $30.0 million for the quarter ended September 30, 2015.

“Our quarterly results are in line with expectations as increased volumes in our Refined Products and Renewables segment continue to be a driver of earnings during this commodity price cycle.  In October, our business took a significant step forward with the startup of the Grand Mesa pipeline. We expect that this milestone project, which was completed on-time and under budget, will increase fee-based earnings through long-term, take-or-pay contracts and ratable cash flows,” stated Mike Krimbill, CEO of NGL.  “As we head into our two most historically profitable fiscal quarters, we expect our Liquids and Retail Propane segments will benefit from the winter heating season, our Refined Products and Renewables segment will continue to perform well, and we are seeing a rebound in our Water Solutions business. Our Crude Oil Logistics segment will benefit from Grand Mesa and other opportunities within our operating footprint, offset by headwinds in our crude transportation and marketing divisions.  The capital already invested in each of our businesses provides clear line of sight to at least $600 million of Adjusted EBITDA next year with minimal remaining capital requirements going forward. We remain focused on our balance sheet and financial metric objectives as we grow our business and deliver value for all of our stakeholders.”

Capitalization and Liquidity

In October 2016, we issued $700.0 million of 7.50% Senior Notes due 2023 and received net proceeds of approximately $688.0 million. The notes mature on November 1, 2023 and we used the net proceeds to reduce the outstanding balance on our revolving credit facility. Including this issuance, NGL had total liquidity (cash plus available capacity on its revolving credit facility) of approximately $1.1 billion as of September 30, 2016.

Total long-term debt outstanding, excluding the working capital borrowings, was $2,352.5 million at September 30, 2016 compared to $2,294.3 million at March 31, 2016, an increase of $58.2 million. Management expects long-term debt to decrease as cash flow coverage in excess of distributions is used to fund capital expenditures and repay borrowings, primarily in the third and fourth quarters of our fiscal year. Working capital borrowings totaled $710.5 million at September 30, 2016 compared to $618.5 million at March 31, 2016, an increase of $92.0 million driven by the increase in commodity prices and inventory volumes during the period. Working capital borrowings, which are fully secured by the Partnership’s net working capital, are subject to a monthly borrowing base and are excluded from the Partnership’s debt compliance ratios.

Quarterly Results of Operations

The following table summarizes operating income (loss) by operating segment for the three months ended September 30, 2016 and September 30, 2015 (in thousands):

		As Restated
	September 30, 2016	September 30, 2015
Crude Oil Logistics	$(19,039)	$(75)
Water Solutions	(4,430)	18,257
Liquids	8,384	20,370
Retail Propane	(8,717)	(1,765)
Refined Products and Renewables	11,387	(5,244)
Corporate and Other	(23,413)	(13,245)
Total operating (loss) income	$(35,828)	$18,298

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $3.5 million during the quarter ended September 30, 2016, compared to Adjusted EBITDA of $13.8 million for the quarter ended September 30, 2015. The current quarter results were negatively impacted by increased competition due to the continued production decline in the United States resulting in lower crude oil volumes transported and marketed. The Partnership’s quarterly results were also impacted by the flattening of the contango curve for crude oil during the quarter.

The Partnership’s Grand Mesa project commenced commercial operations on November 1, 2016. The Partnership currently anticipates year one EBITDA related to this project to be approximately $120 million and year two EBITDA to be approximately $150 million based on current contracts. The average contract term on the pipeline is approximately nine years and all contracts are fee-based with volume commitments. The Partnership expects remaining capital expenditures for the project to total approximately $15.2 million, which are expected to be incurred prior to fiscal year-end.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $45.6 million during the quarter ended September 30, 2016, compared to Adjusted EBITDA of $7.1 million during the quarter ended September 30, 2015. Refined product barrels sold during the quarter ended September 30, 2016 totaled 37.4 million barrels, and increased by approximately 13.3 million barrels compared to the same period in the prior year, as a result of the increase in pipeline capacity allocations purchased over the previous six months, an expansion of our refined products operations, and the continued demand for motor fuels in the current low gasoline price environment. Refined product barrels sold are expected to remain at a similar level through the remainder of Fiscal 2017 as motor fuel demand remains strong in the current price environment. Renewable barrels sold during the quarter ended September 30, 2016 were approximately 1.5 million, compared to approximately 1.3 million for the quarter ended September 30, 2015.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $15.8 million for the quarter ended September 30, 2016, compared to Adjusted EBITDA of $20.2 million for the quarter ended September 30, 2015. Propane volumes decreased by 21.3 million gallons, or 8.7%, during the quarter ended September 30, 2016, compared to the quarter ended September 30, 2015. We continue to be impacted by lower propane demand as a result of the warmer than normal winter last year. Other Liquids volumes decreased by 43.3 million gallons, or 18.6%, for the quarter ended September 30, 2016, compared to the same period in the prior year, as butane operations were negatively impacted by lower production, railcar costs and increased storage capacity. Total product margin per gallon was $0.050 for the quarter ended September 30, 2016, compared to $0.066 for the quarter ended September 30, 2015, due to increased competition as a result of excess railcar length.

Retail Propane

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $2.1 million for the quarter ended September 30, 2016, compared to Adjusted EBITDA of $6.9 million for the quarter ended September 30, 2015. Propane sold during the quarter ended September 30, 2016 increased by approximately 0.7 million gallons, or 2.8%, compared to the quarter ended September 30, 2015, due to acquisitions made during the period. Distillates sold during the quarter ended September 30, 2016 decreased by approximately 0.6 million gallons, compared to the quarter ended September 30, 2015, due to warmer weather. Total product margin per gallon was $0.902 for the quarter ended September 30, 2016, compared to $0.979 for the quarter ended September 30, 2015, resulting from higher propane supplies and lower demand caused by warmer than normal temperatures last winter. During the quarter ended September 30, 2016, the Partnership acquired the operations of two retail propane companies, one in the southeastern United States and the other in the northeastern United States, expanding its existing marketing area.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $17.7 million for the quarter ended September 30, 2016, compared to Adjusted EBITDA of $18.4 million during the quarter ended September 30, 2015. Water barrels processed during the quarter ended September 30, 2016 were approximately 46.3 million, compared to approximately 54.7 million for the quarter ended September 30, 2015, as our Water Solutions segment continues to be negatively impacted by the reduction in crude oil drilling, completions and production as a result of the continued depressed crude oil price environment. Despite these headwinds, volumes for the current quarter are approximately 12% higher than those reported in the first quarter of Fiscal 2017 as we are benefiting from the increasing rig count in the Permian Basin, which has continued to climb subsequent to this quarter end. Revenues from recovered hydrocarbons decreased by $5.1 million to $5.7 million for the quarter ended September 30, 2016, compared to the quarter ended September 30, 2015.

Corporate and Other

The Adjusted EBITDA for Corporate and Other was a loss of $9.4 million during the quarter ended September 30, 2016, compared to income of $1.3 million for the quarter ended September 30, 2015. General and administrative expenses for the quarter ended September 30, 2015 benefited from the reversal of incentive compensation, while general and administrative expenses for the quarter ended September 30, 2016 were impacted by additional compensation expense.

Growth capital expenditures totaled approximately $143.9 million for the six months ended September 30, 2016, including $84.7 million related to the Grand Mesa pipeline project. Acquisitions and other investments, including two retail propane acquisitions, totaled approximately $198.0 million, resulting in a total capital expenditures related to expansion investments of approximately $342 million year-to-date. Our expectation for growth capital expenditures and investments for Fiscal 2017 is approximately $400 million - $425 million as the majority of capital investments were funded in the first half of the fiscal year.

Fiscal 2017 Guidance

The Partnership currently expects to generate Adjusted EBITDA of between $485 million and $500 million during Fiscal 2017, which includes Adjusted EBITDA for the Grand Mesa pipeline project of approximately $50 million. The Partnership is expected to generate approximately $140 million - $155 million, or about 1.8x, excess coverage at our current annualized distribution rate, including distributions on the Class A Preferred Units for Fiscal 2017.

Second Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Friday, November 4, 2016. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 7730126. An archived audio replay of the conference call will be available for 7 days beginning at 2:00 pm Eastern Time (1:00 pm Central Time) on November 4, 2016, which can be accessed by dialing (855) 859-2056 and providing access code 7730126.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gain on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as described below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and record a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. NGL includes this in Adjusted EBITDA because the gains and losses associated with derivative contracts of this segment, which are intended primarily to hedge inventory holding risk, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures and cash interest expense. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distributions are set by the Board of Directors of NGL’s general partner.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, acquisition-related expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA and the Partnership is not able to provide a reconciliation of the Partnership’s Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and

Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

On May 31, 2016, the Partnership filed its Annual Report on Form 10-K for the year ended March 31, 2016 with the Securities and Exchange Commission. A copy of our Form 10-K can be found on the Partnership’s website at www.nglenergypartners.com. Unitholders may also request, free of charge, a hard copy of our Form 10-K.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, except unit amounts)

	September 30, 2016	March 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,427	$28,176
Accounts receivable-trade, net of allowance for doubtful accounts of $5,850 and $6,928, respectively	592,074	521,014
Accounts receivable-affiliates	3,540	15,625
Inventories	520,340	367,806
Prepaid expenses and other current assets	110,918	95,859
Total current assets	1,250,299	1,028,480
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $324,364 and $266,491, respectively	1,755,416	1,649,572
GOODWILL	1,467,955	1,315,362
INTANGIBLE ASSETS, net of accumulated amortization of $356,314 and $316,878, respectively	1,190,147	1,148,890
INVESTMENTS IN UNCONSOLIDATED ENTITIES	190,662	219,550
LOAN RECEIVABLE-AFFILIATE	1,700	22,262
OTHER NONCURRENT ASSETS	217,739	176,039
Total assets	$6,073,918	$5,560,155
LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$512,104	$420,306
Accounts payable-affiliates	6,244	7,193
Accrued expenses and other payables	184,634	214,426
Advance payments received from customers	87,825	56,185
Current maturities of long-term debt	8,046	7,907
Total current liabilities	798,853	706,017
LONG-TERM DEBT, net of debt issuance costs of $13,482 and $15,500, respectively, and current maturities	3,063,008	2,912,837
OTHER NONCURRENT LIABILITIES	198,001	247,236

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 0 preferred units issued and outstanding, respectively	58,742	—

EQUITY:
General partner, representing a 0.1% interest, 107,360 and 104,274 notional units, respectively	(50,735)	(50,811)
Limited partners, representing a 99.9% interest, 107,252,272 and 104,169,573 common units issued and outstanding, respectively	1,977,596	1,707,326
Accumulated other comprehensive loss	(642)	(157)
Noncontrolling interests	29,095	37,707
Total equity	1,955,314	1,694,065
Total liabilities, convertible preferred units and equity	$6,073,918	$5,560,155

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(U.S. Dollars in Thousands, except unit and per unit amounts)

		As Restated(1)		As Restated(1)
	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Crude Oil Logistics	$349,885	$1,007,578	$775,836	$2,335,362
Water Solutions	39,733	47,494	75,486	101,787
Liquids	234,260	258,992	439,309	507,977
Retail Propane	51,090	53,206	111,477	117,653
Refined Products and Renewables	2,370,322	1,825,925	4,364,885	3,668,885
Other	248	—	515	—
Total Revenues	3,045,538	3,193,195	5,767,508	6,731,664
COST OF SALES:
Crude Oil Logistics	340,518	982,719	745,748	2,274,711
Water Solutions	(1,807)	(8,567)	3,394	(4,960)
Liquids	209,283	221,115	400,275	453,391
Retail Propane	20,691	20,879	45,511	50,443
Refined Products and Renewables	2,359,932	1,789,680	4,300,019	3,554,792
Other	113	—	223	—
Total Cost of Sales	2,928,730	3,005,826	5,495,170	6,328,377
OPERATING COSTS AND EXPENSES:
Operating	73,255	97,630	148,427	203,220
General and administrative	27,926	29,298	69,797	91,779
Depreciation and amortization	50,603	56,761	99,509	116,592
Loss (gain) on disposal or impairment of assets, net	852	1,291	(203,467)	1,712
Revaluation of liabilities	—	(15,909)	—	(27,104)
Operating (Loss) Income	(35,828)	18,298	158,072	17,088
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	53	2,432	447	11,150
Revaluation of investments	—	—	(14,365)	—
Interest expense	(33,442)	(31,571)	(63,880)	(62,373)
Gain on early extinguishment of liabilities	938	—	30,890	—
Other income, net	2,081	1,955	5,853	780
(Loss) Income Before Income Taxes	(66,198)	(8,886)	117,017	(33,355)
INCOME TAX (EXPENSE) BENEFIT	(460)	2,786	(922)	2,248
Net (Loss) Income	(66,658)	(6,100)	116,095	(31,107)
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	59	(3,497)	(5,774)	(7,847)
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	(66,599)	(9,597)	110,321	(38,954)
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(8,668)	—	(12,052)	—
LESS: NET LOSS (INCOME) ALLOCATED TO GENERAL PARTNER	45	(16,185)	(158)	(31,559)
NET (LOSS) INCOME ALLOCATED TO COMMON UNITHOLDERS	$(75,222)	$(25,782)	$98,111	$(70,513)
BASIC (LOSS) INCOME PER COMMON UNIT	$(0.71)	$(0.25)	$0.93	$(0.67)
DILUTED (LOSS) INCOME PER COMMON UNIT	$(0.71)	$(0.25)	$0.91	$(0.67)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	106,186,389	105,189,463	105,183,556	104,542,427
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	106,186,389	105,189,463	107,997,549	104,542,427

(1)
As reported in our 2016 Annual Report on Form 10-K, we restated our condensed consolidated statements of operations for the three months and six months ended September 30, 2015 to reduce operating expenses by $18.1 million and $31.6 million, respectively, to correct the recording and re-measuring contingent consideration related to certain acquisitions in its Water Solutions segment.

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net (loss) income to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

		As Restated		As Restated
	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Net (loss) income	$(66,658)	$(6,100)	$116,095	$(31,107)
Less: Net loss (income) attributable to noncontrolling interests	59	(3,497)	(5,774)	(7,847)
Net (loss) income attributable to NGL Energy Partners LP	(66,599)	(9,597)	110,321	(38,954)
Interest expense	33,489	29,520	63,797	58,168
Income tax expense (benefit)	460	(2,805)	922	(2,284)
Depreciation and amortization	54,522	53,299	107,102	107,467
EBITDA	21,872	70,417	282,142	124,397
Net unrealized losses (gains) on derivatives	2,293	(6,286)	3,220	(2,746)
Inventory valuation adjustment (1)	39,530	9,197	32,693	19,355
Lower of cost or market adjustments	(393)	414	108	(5,926)
Loss (gain) on disposal or impairment of assets, net	851	1,294	(203,504)	1,713
Gain on early extinguishment of liabilities	(938)	—	(30,890)	—
Revaluation of investments	—	—	14,365	—
Equity-based compensation expense (2)	10,660	9,448	32,994	49,680
Acquisition expense (3)	724	567	1,161	632
Other (4)	790	(17,447)	6,909	(30,490)
Adjusted EBITDA	75,389	67,604	139,198	156,615
Cash interest expense	29,711	26,323	58,869	57,495
Maintenance capital expenditures (5)	6,401	11,253	12,696	18,906
Distributable Cash Flow	$39,277	$30,028	$67,633	$80,214

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our condensed consolidated financial statements included in the Quarterly Report on Form 10-Q. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)	During the three months and six months ended September 30, 2016 and 2015, we incurred expenses related to legal and advisory costs associated with acquisitions.

(4)
Amounts for the three months and six months ended September 30, 2016 represent non-cash operating expenses related to our Grand Mesa Pipeline project and adjustments related to noncontrolling interests. Amounts for the three months and six months ended September 30, 2015 represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)	Excludes TLP maintenance capital expenditures of $4.2 million and $7.1 million, respectively, during the three months and six months ended September 30, 2015.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended September 30, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(19,039)	$(4,430)	$8,384	$(8,717)	$11,387	$(23,413)	$(35,828)
Depreciation and amortization	9,025	25,129	4,425	10,705	416	903	50,603
Amortization recorded to cost of sales	100	—	195	—	1,454	—	1,749
Net unrealized losses (gains) on derivatives	1,613	(2,193)	2,734	139	—	—	2,293
Inventory valuation adjustment	—	—	—	—	39,530	—	39,530
Lower of cost or market adjustments	—	—	—	—	(393)	—	(393)
Loss (gain) on disposal or impairment of assets, net	8,477	(11)	17	(65)	(7,563)	(3)	852
Equity-based compensation expense	—	—	—	—	—	10,660	10,660
Acquisition expense	—	—	—	—	—	724	724
Other income, net	145	—	24	139	11	1,762	2,081
Adjusted EBITDA attributable to unconsolidated entities	2,386	46	—	(111)	782	—	3,103
Adjusted EBITDA attributable to noncontrolling interest	—	(794)	—	19	—	—	(775)
Other	790	—	—	—	—	—	790
Adjusted EBITDA	$3,497	$17,747	$15,779	$2,109	$45,624	$(9,367)	$75,389

	As Restated
	Three Months Ended September 30, 2015
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(75)	$18,257	$20,370	$(1,765)	$(5,244)	$(13,245)	$18,298
Depreciation and amortization	10,053	22,416	2,745	8,909	11,152	1,486	56,761
Amortization recorded to cost of sales	63	—	261	—	1,376	—	1,700
Net unrealized losses (gains) on derivatives	1,484	(4,166)	(3,331)	(273)	—	—	(6,286)
Inventory valuation adjustment	—	—	—	—	9,197	—	9,197
Lower of cost or market adjustments	14	—	—	—	400	—	414
Loss on disposal or impairment of assets, net	1,080	58	9	64	80	—	1,291
Equity-based compensation expense	—	—	—	—	23	9,443	9,466
Acquisition expense	—	—	—	7	—	560	567
Other (expense) income, net	(1,812)	479	103	166	7	3,012	1,955
Adjusted EBITDA attributable to unconsolidated entities	2,966	(265)	—	(111)	3,071	—	5,661
Adjusted EBITDA attributable to noncontrolling interest	—	(339)	—	(94)	(12,935)	—	(13,368)
Other	—	(18,052)	—	—	—	—	(18,052)
Adjusted EBITDA	$13,773	$18,388	$20,157	$6,903	$7,127	$1,256	$67,604

	Six Months Ended September 30, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(19,664)	$75,034	$8,327	$(11,219)	$161,156	$(55,562)	$158,072
Depreciation and amortization	17,993	49,563	8,874	20,392	833	1,854	99,509
Amortization recorded to cost of sales	184	—	390	—	2,771	—	3,345
Net unrealized losses (gains) on derivatives	219	(834)	3,626	209	—	—	3,220
Inventory valuation adjustment	—	—	—	—	32,693	—	32,693
Lower of cost or market adjustments	—	—	—	—	108	—	108
Loss (gain) on disposal or impairment of assets, net	9,962	(94,281)	49	(34)	(119,160)	(3)	(203,467)
Equity-based compensation expense	—	—	—	—	—	32,994	32,994
Acquisition expense	—	—	—	2	—	1,159	1,161
Other (expense) income, net	(1,310)	310	63	320	2,879	3,591	5,853
Adjusted EBITDA attributable to unconsolidated entities	5,074	(63)	—	(277)	1,676	—	6,410
Adjusted EBITDA attributable to noncontrolling interest	—	(1,631)	—	141	—	—	(1,490)
Other	790	—	—	—	—	—	790
Adjusted EBITDA	$13,248	$28,098	$21,329	$9,534	$82,956	$(15,967)	$139,198

	As Restated
	Six Months Ended September 30, 2015
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$11,885	$28,704	$19,899	$(2,465)	$27,776	$(68,711)	$17,088
Depreciation and amortization	20,055	43,262	7,749	17,615	25,327	2,584	116,592
Amortization recorded to cost of sales	125	—	522	—	2,754	—	3,401
Net unrealized losses (gains) on derivatives	714	(2,458)	(740)	(262)	—	—	(2,746)
Inventory valuation adjustment	—	—	—	—	19,355	—	19,355
Lower of cost or market adjustments	(1,211)	—	—	—	(4,715)	—	(5,926)
Loss (gain) on disposal or impairment of assets, net	1,000	710	(191)	113	80	—	1,712
Equity-based compensation expense	—	—	—	—	585	49,556	50,141
Acquisition expense	—	—	—	7	—	625	632
Other (expense) income, net	(5,760)	783	207	501	383	4,666	780
Adjusted EBITDA attributable to unconsolidated entities	7,292	(259)	—	(185)	10,436	—	17,284
Adjusted EBITDA attributable to noncontrolling interest	—	(933)	—	26	(29,220)	—	(30,127)
Other	—	(31,571)	—	—	—	—	(31,571)
Adjusted EBITDA	$34,100	$38,238	$27,446	$15,350	$52,761	$(11,280)	$156,615